EXHIBIT 10.18

October 8, 2002

Paul Negus

1709 Milton Street

Redwood City, CA 94061

OFFER OF EMPLOYMENT

Dear Paul:

I am pleased to offer you a position with Avanex (the “Company”) as its Vice President, Operations. This is a full-time, regular, exempt position of considerable responsibility, integral to our continued business development and success. In this position you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.

The specifics of this offer are as follows:

Base Salary: You will be compensated at a bi-weekly rate of $7,500.00, paid every other Friday, in accordance with the Company’s normal payroll procedures. (This represents an equivalent annual rate of pay of $195,000.00). The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

Incentive Bonus: For fiscal year 2003, there is no formal incentive bonus program for senior executives. To the extent that any such bonuses are awarded for FY2003 and subsequent years, it will be at the discretion of the Board of Directors and you will be considered along with the other senior executive for any such discretionary bonuses based on the criteria established by the Board.

Stock Options: On your first day of employment, you will be granted a stock option under the Company’s 1998 Stock Plan (the “Plan”) to purchase 250,000 shares of the Company’s Common Stock at an exercise price equal to the then current fair market value on the date of grant, as determined under the Plan (the “Option”). The shares subject to the Option shall vest as follows:

1.	12/48th of the shares subject to the Option shall vest twelve (12) months after the date of commencement of employment and 1/48th of the shares subject to the Option shall vest monthly thereafter, so that the Option shall be fully vested and exercisable four (4) years from the date of commencement of employment, subject to your continued service to the Company on the relevant vesting dates.

2.	If Avanex terminates your employment for any reason except good cause during the first twelve (12) months after your employment begins, your options will be treated as having vested beginning with the first full month of employment at the rate of 1/48th per month, and ending on the day of your termination. For this purpose, “good cause” is defined as (1) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your substantial personal enrichment, (2) your conviction of a felony that is injurious to Avanex, or (3) a willful act by you that constitutes gross misconduct and which is injurious to Avanex.

3.	If you terminate your employment with Avanex for any reason during the first twelve (12) months after your employment begins, no shares subject to your Option will have vested and you will not be entitled to exercise any portion of the shares of your Option.

4.	The acceleration of vesting and post-termination periods of exercisability of your Option will be substantially comparable to those that are contained in the standard form of option agreement generally applicable to Avanex’s other senior executives.

5.	In all other respects, the Option shall be subject to the terms, definitions and provisions of the Plan and the stock option agreement by and between you and the Company, both of which documents are incorporated herein by reference.

Start Date: Your start date will be October 8, 2002. However, we shall provide you with an amount equal to an additional five days of wages as though you had worked from October 1, 2002, payable at your base salary rate on the next pay date following your commencement of employment.

Work Location: Your place of work will be our offices in Fremont, California.

Reporting: You will report to Paul Engle, President and CEO.

Benefits: As a fulltime, regular Company employee, you will be eligible to participate in employee benefits plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans, subject to the terms of those plans. The details regarding employee benefit plans will be provided at your orientation meeting with Human Resources. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

At-Will Employment: You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance no promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company.

Conflict of Interest: You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

In accepting this offer, you are representing to the Company that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

Employment, Confidential Information and Invention Assignment Agreement: As a condition of your employment with the Company, you must sign and comply with an Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of rights to any invention made during your employment at Avanex and non-disclosure of proprietary information. As a Company employee, you will be required to sign an acknowledgement that you have read and understand the Company policies and procedures (as set forth in the Company’s Outlook “Public Files” system or other similar electronic system that the Company may designate), and you will be expected to abide by all Company policies and procedures.

Indemnification Agreement: The Company will offer you the opportunity to become a party to its standard form of indemnification agreement for officers and directors.

Arbitration Agreement: As a condition of your employment, you are also required to sign and comply with an Arbitration Agreement. Among other provisions, the Arbitration Agreement provides that in the event of certain disputes or claims relating to or arising out of our employment relationship, you and the Company agree that (i) those disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to have such disputes resolved in court by a judge or jury; (iii) the arbitrator shall have the power to award any remedies available under applicable law, except attorneys’ fees and costs, which can be awarded to the prevailing party only if authorized by statues or contract, (iv) such disputes shall be resolved by a neutral arbitrator, and (v) the Company shall pay for any administrative hearing fees charged by the arbitrator. Please note that we must receive your signed Arbitration Agreement before your first day of employment.

Reference and Background Checks: The Company reserves the right to conduct reference checks and/or background investigations on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a reference check and/or background investigation, if any.

Immigration Verification: For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

This letter, along with the other aforementioned employment-related agreements and stock option described above, set forth the terms of your employment with the Company and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by an authorized representative of the Company and by you.

Governing Law: This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. You hereby agree to exclusive personal jurisdiction and venue in the state and federal courts of the state of California.

Severability: In the event that any provision hereof becomes or is declared by the court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to Human Resources. A duplicate original is enclosed for your records.

Paul, it is a pleasure extending this offer to you. We sincerely feel that Avanex can provide you with the opportunity to achieve rewarding results for both you and the company, and we look forward to your contributions.

Sincerely,

AVANEX CORPORATION

/s/ PAUL ENGLE

Paul Engle

President and CEO

Accepted:	/s/ PAUL NEGUS	Date: 10/8/02

Enclosures

Duplicate Offer Letter

Employment, Confidential Information, and Invention Assignment Agreement

Arbitration Agreement